                     Insurdata Incorporated and Subsidiaries
                        Consolidated Financial Statements

Report of Independent Auditors....................................   F-1
Consolidated Balance Sheets.......................................   F-2
Consolidated Statements of Income.................................   F-3
Consolidated Statements of Stockholder's Equity...................   F-4
Consolidated Statements of Cash Flows.............................   F-5
Notes to Consolidated Financial Statements........................   F-7

                  --------------------------------------------


The Insurdata Incorporated financial statements included in this document include two subsidiaries which were not transferred to HealthAxis in connection with the Insurdata merger. The effect of these non-merging subsidiaries on the December 31, 1998 and September 30, 1999 financial results can be found in the proforma financial statements included in this Current Report on Form 8-K/A.

                         Report of Independent Auditors

The Board of Directors and Stockholder
Insurdata Incorporated

We have audited the accompanying consolidated balance sheets of Insurdata Incorporated and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insurdata Incorporated and subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                                      /s/ ERNST & YOUNG LLP

Dallas, Texas
June 24, 1999

                     Insurdata Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                      (In thousands, except share amounts)
                                    (Note 1)

                                     ASSETS

                                                                     December 31              September 30
                                                                1997             1998             1999
                                                              -------          -------        ------------
                                                                                               (Unaudited)
Current assets:
   Cash and cash equivalents                                 $  2,489         $  4,450          $  2,918
   Trade accounts receivable, net of allowance of $164,
     $69 and $31, in 1997, 1998 and September 30, 1999
     (unaudited), respectively                                  2,324            2,482             2,957
   Receivables from affiliates                                  2,234            2,242             2,301
   Notes receivable                                                42              308               100
   Note receivable from affiliates                              4,500                -                 -
   Deferred income taxes                                            -              131               178
   Other current assets                                           995              849             1,608
                                                             --------         --------          --------
Total current assets                                           12,584           10,462            10,062

Property and equipment, net                                     3,972            5,987             5,962
Capitalized software and contract start-up costs, net           1,597            2,374             2,912
Goodwill and intangibles, net                                     842              920             1,129
Long-term notes receivable                                        458              292                 -
Deferred income taxes                                             319                -                 -
                                                             --------         --------          --------
Total assets                                                  $19,772          $20,035           $20,065
                                                             ========         ========          ========


                                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                          $    347         $    235          $    864
   Accrued liabilities                                          2,180            3,175             2,101
   Accrued liabilities payable to affiliates                    1,199              476               462
   Income taxes payable                                           981              731               187
   Deferred revenues                                              504              377               480
   Obligations under capital leases                                 -              179               193
                                                             --------         --------          --------
Total current liabilities                                       5,211            5,173             4,287

Notes payable                                                      46               36                27
Obligations under capital leases                                    -              409               262
Deferred income taxes                                               -               18               402
Phantom stock liability                                         1,085              687               344

Commitments

Minority interest                                               1,254               16                 -

Stockholder's equity:
   Common stock, no par value:
     Authorized shares - 50,000,000 issued and
       outstanding shares - 16,396,667                          6,022            5,531             5,531
   Retained earnings                                            6,240            8,165             9,212
   Deferred compensation                                          (86)               -                 -
                                                             --------         --------          --------
Total stockholder's equity                                     12,176           13,696            14,743
                                                             --------         --------          --------
Total liabilities and stockholder's equity                   $ 19,772         $ 20,035          $ 20,065
                                                             ========         ========          ========


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                    (Note 1)


                                                                                                Nine Months Ended
                                                               Year ended December 31             September 30
                                                            1996        1997         1998       1998         1999
                                                         ---------     -------     -------     -------     -------
                                                                                                   (Unaudited)
Revenue                                                  $  10,556     $16,804     $19,325     $14,064     $14,361
Revenue from affiliates                                      1,843      12,591      24,908      19,008      20,584
                                                         ---------     -------     -------     -------     -------
  Total revenue                                             12,399      29,395      44,233      33,072      34,945

Operating expenses:
   Cost of revenues                                          7,523      22,016      34,769      25,823      29,023
   Selling, general and administrative                       3,329       4,526       5,534       3,909       4,030
   Amortization of intangible assets and goodwill               31          74          88          64          77
   Research and development                                    513         440         533          417         18
   Phantom stock compensation                                  360           -           -            -          -
   Costs of preparing for public offering                        -           -         726          726          -
                                                         ---------     -------     -------     -------     -------
Total operating expense                                     11,756      27,056      41,650      30,939      33,148
                                                         ---------     -------     -------     -------     -------
Operating income                                               643       2,339       2,583       2,133       1,797

Interest and other income, net                                 457         541         256         288          (9)
                                                         ---------     -------     -------     -------     -------
Income before income taxes and minority interest             1,100       2,880       2,839       2,421       1,788
Provision for income taxes                                     470       1,195         880         733         648
                                                         ---------     -------     -------     -------     -------
Income before minority interest                                630       1,685       1,959       1,688       1,140
Minority interest in (income) loss of subsidiary               126         176         (34)         (4)        (93)
                                                         ---------     -------     -------     -------     -------
Net income                                               $     756    $  1,861    $  1,925    $  1,684    $  1,047
                                                         =========     =======     =======     =======     =======

See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                 Consolidated Statements of Stockholder's Equity
                                 (In thousands)
                                    (Note 1)

                                                     Common Stock
                                                  -------------------
                                                  Number of              Retained      Deferred
                                                   Shares      Amount    Earnings    Compensation     Total
                                                  ---------   -------    --------    ------------    -------
    Balance at December 31, 1995                   16,397     $ 5,371     $3,703      $     -        $ 9,074
       Contribution of Satellite Imaging
         Systems LLC from UICI (Note 1)                 -       3,000          -            -          3,000
       Distribution to UICI (Note 8)                    -        (257)         -            -           (257)
       Deferred compensation from Satellite
         Imaging Systems LLC stock grant                -         294          -         (294)             -
       Amortization of deferred compensation            -           -          -           61             61
       Net income and comprehensive income              -           -        756            -            756
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1996                   16,397       8,408      4,459         (233)        12,634
      Contribution of Insurdata Administrators
         from UICI (Note 1)                             -         273          -            -            273
      Contribution from UICI (Note 8)                   -         132          -            -            132
      Distributions to UICI and minority
         interests                                      -      (2,791)       (80)           -         (2,871)
      Amortization of deferred compensation             -           -          -          147            147
      Net income and comprehensive income               -           -      1,861            -          1,861
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1997                   16,397       6,022      6,240          (86)        12,176
      Contribution from UICI (Note 8)                   -         216          -            -            216
      Distribution to UICI (Note 1)                     -        (465)         -            -           (465)
      Distributions to UICI (Note 1)                    -        (242)         -            -           (242)
      Amortization of deferred compensation             -           -          -           86             86
      Net income and comprehensive income               -           -      1,925            -          1,925
                                                   ------     -------     ------      -------        -------
    Balance at December 31, 1998                   16,397       5,531      8,165            -         13,696
      Net income and comprehensive income
         (unaudited)                                    -           -      1,047            -          1,047
                                                   ------     -------     ------      -------        -------
    Balance at September 30, 1999 (unaudited)      16,397     $ 5,531     $9,212            -        $14,743
                                                   ======     =======     ======      =======        =======


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                    (Note 1)

                                                                                               Nine Months Ended
                                                             Year ended December 31,             September 30,
                                                          1996        1997         1998        1998        1999
                                                       ----------- ------------ ----------- ----------- ------------
                                                                                                  (Unaudited)
Operating Activities
Net income                                               $    756     $ 1,861     $  1,925    $  1,684    $  1,047
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation expense                                     954       1,193        1,959       1,340       1,516
     Amortization of intangibles and goodwill                  31          74           88          64          77
     Amortization of capitalized software
       development and contract start-up costs                427         645          834         620       1,006
     Phantom stock compensation                               360           -            -           -           -
     Minority interest                                       (126)       (176)          34           4          93
     Compensation from stock grants                            61         147           86          86           -
     Provision for doubtful accounts                            9         155          115          93          16
     Loss on disposal of fixed assets                         116          89           52          52           -
     Purchased in-process research and development              -           -          189         189           -
     Deferred income taxes                                   (134)        125          206         326         337
     Changes in operating assets and liabilities:
       Trade accounts receivable                             (654)       (802)        (273)       (215)       (491)
       Receivables from affiliates                           (576)     (3,694)          (8)       (787)        (59)
       Other current assets                                   153        (138)         146        (107)       (256)
       Accounts payable and accrued liabilities                63       1,869          883       1,506        (446)
       Accrued liabilities payable to affiliates and
         phantom stock liability                              702        (227)      (1,120)     (1,193)       (357)
       Income taxes                                          (104)        926         (250)       (632)       (544)
       Deferred revenues                                      134         132         (127)       (131)        103
       Other                                                   20         161            -           -           -
                                                         --------     -------     --------    --------    --------
Net cash provided by operating activities                   2,192       2,340        4,739       2,899       2,042

Investing Activities
Capital expenditures                                       (1,221)     (2,578)      (3,410)     (3,023)     (1,491)
Collection (issuance) of note receivable                        -           -         (100)          -          46
Software development and contract start-up costs
   capitalized                                               (546)       (701)      (1,513)     (1,137)     (1,376)
Payments from (advances to) affiliates                      3,984      (4,371)       4,500       4,500           -
Sale of accounts receivable to affiliate                        -         401            -           -           -
Purchase of minority interest                                   -           -       (1,650)     (1,650)       (500)
                                                         --------     -------     --------    --------    --------
Net cash provided by (used in) investing activities         2,217      (7,249)      (2,173)     (1,310)     (3,321)

Financing Activities
Contribution from (distribution to) parent, net             2,743          64         (491)       (491)          -
Distribution to minority interests                              -         (12)         (75)        (44)       (112)
Payments on capital lease obligations                           -           -          (28)         (7)       (133)
Payments on long-term debt                                   (693)          -          (11)         (8)         (8)
Payments on long-term debt with affiliates                      -        (362)           -           -           -
                                                         --------     -------     --------    --------    --------
Net cash provided by (used in) financing activities         2,050        (310)        (605)       (550)       (253)
                                                         --------     -------     --------    --------    --------

                     Insurdata Incorporated and Subsidiaries

                                 (In thousands)
                                    (Note 1)


                                                                                               Nine Months Ended
                                                             Year ended December 31                September 30,
                                                            1996        1997         1998        1998        1999
                                                          -------     -------      -------      ------      ------
                                                                                                    (Unaudited)
Net increase (decrease) in cash and cash equivalents        6,459      (5,219)       1,961       1,039      (1,532)
Cash and cash equivalents at beginning of period            1,249       7,708        2,489       2,489       4,450
                                                          -------     -------      -------      ------      ------
Cash and cash equivalents at end of period                $ 7,708     $ 2,489      $ 4,450      $3,528      $2,918
                                                          =======     =======      =======      ======      ======

Supplemental Cash Flow Information
Cash paid for interest                                    $    56     $   263      $   170      $  159      $  122
                                                          =======     =======      =======      ======      ======
Cash paid for income taxes                                $   894     $   145      $   846      $  846      $1,029
                                                          =======     =======      =======      ======      ======

Supplemental Schedule Of Non-Cash Investing
   Activities
Acquisition of equipment under capital leases             $     -     $     -      $   617      $  181      $    -
                                                          =======     =======      =======      ======      ======


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries
                   Notes to Consolidated Financial Statements


1. Description of Business and Basis of Presentation

Unaudited Financial Information


The financial statements as of September 30, 1999 and for the nine month periods ended September 30, 1998 and 1999 are unaudited; however, in the opinion of management such financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Operating results for the nine months ended September 30, 1999, are not necessarily indicative of the results that may be expected for the entire year or for any future period.


General

Insurdata Incorporated (the Company) provides comprehensive technology solutions and related outsourcing services to the claims and administration segment of the health care industry. The Company's services include proprietary workflow and Internet-enabled business applications that address transaction processing and the flow of information among constituent users. In addition, the Company offers systems integration, technology management and business process outsourcing. The Company's services enable its clients to reduce administrative costs and improve customer service in all aspects of health care administration, from eligibility and enrollment to claim capture, processing, adjudication, payment and customer service. The Company's clients include insurance carriers, third-party administrators (TPAs), Blue Cross/Blue Shield organizations, self-administered employers and preferred provider organizations.

The Company is a wholly owned subsidiary of UICI, a diversified financial services company. The accompanying consolidated financial statements include the accounts of the Company and all its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

In September 1997, the Company acquired a 51% member interest in Insurdata Imaging Services, LLC (IIS) (formerly Satellite Image Systems, LLC), a provider of imaging and data capture outsourcing services, from UICI for a purchase price of $2.8 million. The purchase price approximated UICI's net book value for IIS, and was paid by the Company by exchanging accounts and notes receivable due from UICI Administrators. UICI acquired 51% controlling interest of IIS on August 1, 1996, for a cash investment into IIS of $3 million. In May 1998, the Company acquired the remaining 49% interest in IIS for $1.65 million and annual earn-out payments through the year 2000 the majority of which were subject to a cumulative ceiling of approximately $1 million. No earnout payments have been earned through December 31, 1998.

Effective January 1998, the Company acquired certain assets used in providing benefits administration services, subsequently renamed Insurdata Administrators
(IA), from a subsidiary of UICI for a purchase price of approximately $465,000. The price approximated UICI's net book value and was paid by the Company through a reduction in the principal amount of a note payable by UICI to the Company. As a result of IA's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IA are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

1. Description of Business and Basis of Presentation (continued)

Effective June 30, 1998, the Company acquired an 85% interest in Insurdata Marketing Services, LLC (IMS) (formerly Self Funded Strategies, LLC), from UICI for a cash purchase price of approximately $57,000 presented as a distribution to UICI in stockholder's equity. The purchase price for UICI's interest in IMS approximated UICI's net book value for its interest in this entity. UICI acquired its 85% controlling interest in IMS on October 1, 1995. The Company distributed earnings of Self Funded Strategies of $185,000 for the six months ended June 30, 1998 to UICI. As a result of IMS's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IMS are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date.

Effective January 1, 1999, the Company exchanged 5% of its member interest in IMS for a reduction of future contractual commissions payable by IA and IIS to IMS. Effective September 15, 1999, the Company acquired the 20% minority membership interest, which included the 5% exchanged earlier in the period, for a purchase price of $500,000 cash paid at closing. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $503,000. The excess was allocated to prepaid commissions and is being amortized over a five year period.

Consistent with the requirements of Emerging Issues Task Force (EITF) Issue No. 90-5, "Exchange of Ownership Interests Between Entities Under Common Control" (EITF 90-5), and Interpretation 39 of Accounting Principles Board Opinion No. 16 (APB 16), the financial statements of IIS, IA and IMS have been combined with the Company's financial statements on an "as-if-pooling-of-interest" basis from the date control by UICI was established.

Therefore, the IIS, IA and IMS financial statements have been combined with the Company's financial statements beginning August 1, 1996, January 1, 1997, and October 1, 1995, respectively. The assets and liabilities of IIS, IA and IMS included in the consolidated financial statements are stated at UICI's historical carrying basis. The carrying value of the IIS, IA and IMS net assets combined on the dates UICI established control has been reflected as a contribution received from UICI in the Consolidated Statements of Stockholder's Equity. Consideration paid by the Company to acquire UICI's interest in IIS, IA and IMS has been reflected as a distribution to UICI in the Consolidated Statements of Stockholder's Equity. The Company's assets are presented on its historical basis and do not reflect UICI's price paid to acquire Insurdata, which exceeded the carrying value of the Company's net assets at the dates of acquisition of the Company's shares by UICI by approximately $21 million in the aggregate.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided on the straight-line basis over the estimated useful lives of the respective assets or the lease term, if shorter.

Purchased Intangible Assets

Purchased intangible assets, which consist of developed technologies, customer bases and goodwill, are being amortized on the straight-line basis over three to twenty years. The carrying value of goodwill is reviewed quarterly and decreased if facts and circumstances suggest permanent impairment. Developed technologies and customer base intangibles are reduced to their recoverable value if the carrying value exceeds expected undiscounted cash flows from the intangible asset.

Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, obligations under capital leases and the phantom stock liability. The Company believes that the carrying amounts of these financial instruments approximate their fair value.

Research and Development Costs

The Company incurs research and development costs that relate primarily to the development of new products and major enhancements to existing services and products.

Research and development costs are comprised primarily of salaries and related benefits. The Company expenses or capitalizes, as appropriate, these research and development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. All research and development costs related to software development projects incurred prior to the time a project has reached technological feasibility are expensed. Software development costs incurred subsequent to reaching technological feasibility are capitalized. If the process of developing a new product or major enhancement does not include a detailed program design, technological feasibility is determined only after completion of a working model. All software development costs capitalized are amortized using an amount determined as the greater of (i) the gross revenue method or (ii) the straight-line method over the remaining economic life of the product (generally five years). The Company recorded amortization relating to capitalized software development costs of $427,000, $645,000 and $697,000 in the years ending December 31, 1996, 1997 and 1998, respectively.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Internal-Use Software Development Costs

In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal-Use. The SOP, which has been adopted as of January 1, 1999, requires the capitalization of certain costs in connection with developing or obtaining internal-use software. Costs capitalized include direct labor and fringe benefits. Amortization of capitalized software is recognized on a project-by-project basis, using the straight-line method over periods not exceeding five years, commencing the month after the date of the project completion.

Revenue Recognition

The Company's revenues consist primarily of transaction revenues and fees from professional services.

Transaction revenues are earned on a fee-per-unit basis. Depending on the product or service provided, the fee may be a charge per covered life or member, per transaction processed, per document or electronic transmission, or per unit serviced (such as per PC for LAN support). Transaction revenue is derived from the Company's workflow and business applications, data capture outsourcing services and technology management services. Transaction revenue is recorded in the month the services are rendered.

Professional service revenue consists of time and materials projects and fixed price projects. Time and materials projects are billed on a fee per hour or per day, or based upon a multiple of monthly salary, dependent upon the nature of the project. Such revenue is recorded as the services are performed. Professional services revenue on fixed price projects is recognized using the percentage-of-completion method in proportion to the hours expended compared to the total hours projected for the project. Changes in estimates of percentage-of-completion are recognized in the period in which they are determined. Provisions for estimated losses, if any, are made in the period in which the loss first becomes apparent. Professional service revenue is derived from the Company's system integration, consulting and programming services, as well as customization and implementation performed in conjunction with workflow and business application software.

Deferred Revenues

Certain contracts allow the Company to bill in advance of contract performance. Amounts billed in advance of contract performance are deferred until such amounts are recognized as revenue, in accordance with the Company's revenue recognition policy.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Revenues and the resulting accounts receivable balances potentially subject the Company to concentrations of credit risk within the claims and administrative segment of the health care industry and significant customer relationships. For the years ended December 31, 1996, 1997 and 1998, the Company's three largest customers, including UICI and its subsidiaries and affiliates (see Note 4), accounted for approximately 76%, 69% and 74%, respectively, of the Company's total revenue. For the years ended December 31, 1996, 1997 and 1998, UICI and its subsidiaries and affiliates accounted for approximately 15%, 42% and 56%, respectively, of the Company's total revenue. As of December 31, 1997 and 1998, the three largest customers accounted for 59% and 63%, respectively, of the Company's total accounts receivable. For the years ended December 31, 1997 and 1998, UICI and its subsidiaries and affiliates accounted for approximately 43% and 47%, respectively, of the Company's total accounts receivable (see Note 4).

For the year ended December 31, 1997, two unrelated customers accounted for approximately 9% and 7%, respectively, of the Company's total accounts receivable. For the year ended December 31, 1998, the same two unrelated customers accounted for approximately 11% and 5%, respectively, of the Company's total accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral; however, deposits for future services or products are frequently required. Credit losses have been within management's expectations.

The Company has entered into processing agreements with its customers that have specified performance commitments. If the Company does not achieve levels of performance specified in its contracts the Company may be subject to reduced revenues, penalties, and/or cash payments to its customers. The Company recorded approximately $250,000 at September 30,1999 related to performance commitments.

Stock-Based Compensation

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 7 regarding the pro forma net income as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement 123).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Start-up Costs

The Company capitalizes costs directly attributable to contract start-up activities in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Costs capitalized include direct labor and fringe benefits. Such costs are amortized over the life of the respective contract. All other start-up costs not directly related to contracts are expensed in accordance with SOP 98-5, Reporting on the Costs of Start-up Activities. Total contract start-up costs capitalized during the nine months ended September 30, 1999 was approximately $566,000.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes guidance for the reporting and display of comprehensive income and its components. The Company adopted this Statement as of January 1, 1998, however, this standard does not currently impact disclosures as the Company has no elements of other comprehensive income.

New Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

On December 3, 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, the provisions of which must be applied to the Company s financial statements no later than the first quarter of 2000. While the SAB does not change existing rules on revenue recognition, it provides additional guidance for transactions not specifically addressed by existing rules. The Company has not completed its review of the effects of the provisions of the SAB.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

3. Costs of Preparing for Public Offering

During 1998 the Company began the process of preparing for an initial public offering. Due to market conditions the Company placed the public offering of its securities on hold in September 1998. As a result, the Company expensed $726,000 of offering-related costs in the third quarter of 1998.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions

The Company conducts a significant amount of business with its parent, UICI. The Company currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements ranging from one to three years, with annual renewable options thereafter. These services include the licensing of certain of its proprietary workflow and business applications, as well as systems integration and technology management. UICI and its subsidiaries and affiliates constitute, in the aggregate, the Company's largest customer. For the years ended December 31, 1996, 1997 and 1998, UICI and its subsidiaries and affiliates, including the subsidiaries and affiliates discussed below, accounted for an aggregate of $1.8 million (15%), $12.6 million (42%) and $24.9 million (56%), respectively, of the Company's total revenues for such periods. As of December 31, 1996, 1997 and 1998, the Company had trade receivables from UICI and its subsidiaries and affiliates of $1.7 million, $2.2 million and $2.2 million, respectively. In addition to trade receivables, the Company also held various notes receivable from UICI and its subsidiaries and affiliates, amounting to $.2 million and $4.5 million at December 31, 1996 and 1997, respectively. These notes bore interest at rates ranging from 8.25% to 10.5%. Total interest income from these notes for the years ended December 31, 1996, 1997 and 1998, was approximately $166,000, $514,000 and $125,000, respectively.

Commencing in 1996, UICI provides human resource administrative services to the Company, including payroll services and employee benefit management. In addition to reimbursement on a dollar-for-dollar basis for wage and benefit costs, UICI charges the Company an administrative fee of $10 per employee per pay period pursuant to a written agreement, which fee is intended to reimburse UICI for the overhead it incurs in providing these services. For the years ended December 31, 1996, 1997 and 1998, the Company paid UICI an aggregate of approximately $2,000, $54,000 and $73,000, respectively, in administrative fees under this arrangement. The Company expects UICI to continue to provide these services for the foreseeable future. The Company has also engaged other UICI subsidiaries to provide services such as printing and newsletter publication. For the years ended December 31, 1997 and 1998, the Company paid these subsidiaries an aggregate of approximately $23,000 and $18,000, respectively, for such services.

The Company leases two facilities from certain subsidiaries of UICI. The Company leases office space located in Hurst, Texas, pursuant to a written agreement that expires on December 31, 1999. The Company leases additional office space in Dallas, Texas, on a month-to-month basis under a verbal agreement. The Company paid an aggregate of approximately $112,000 and $255,000 under these leasing arrangements for the years ended December 31, 1997 and 1998, respectively.

During 1997 and 1998, the Company purchased certain furniture and equipment for $170,000 and $141,000, respectively, from a subsidiary of UICI for purchase prices equal to the subsidiary's net book value for such items. Also during 1998, the Company purchased certain furniture and equipment for $195,000 from BTSI, a UICI affiliate, for a purchase price equal to BTSI's net book value for such items.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

The Company currently provides certain workflow and business applications to UICI Administrators, Inc. (UICI Administrators), a TPA owned by UICI, pursuant to a written service license agreement. UICI Administrators in turn operates through an agreement with Healthcare Management Administrators, Inc. (HMA), an entity owned by Ronald L. Jensen, a director of the Company and the President, Chief Executive Officer and Chairman of UICI. The Company's agreement with UICI Administrators is for a five-year term expiring in December 2001, with automatic annual renewal provisions thereafter, subject to prior notice of nonrenewal. For the years ended December 31, 1996, 1997 and 1998, UICI Administrators accounted for an aggregate of $1.8 million, $2.2 million and $3.0 million, respectively, of the Company's total revenues under the agreement, which represent approximately 15%, 8% and 7%, respectively, of the Company's total revenues for such periods.

The Company provides accounting and management services to UICI Administrators. In exchange for these services, UICI Administrators pays the Company a fee based upon the salary, benefits and time commitment of the Company's employees actually performing the services. The fee is intended to reimburse the Company for the costs of providing these services and therefore such fees are offset against the related expenses. Fees received from UICI Administrators amounted to $44,000, $2,000 and $134,000 for the years ended December 31, 1996, 1997 and
1998, respectively. In addition to the accounting services provided by the Company, the Company's President and Chief Executive Officer, provides certain management oversight of UICI Administrators. Neither the President nor the Company receives any compensation in exchange for the President's services.

During 1999, the Company entered into a contract with UICI Administrators and an unrelated third party for both programming services and ongoing processing of medical insurance claims and Medicare claims. The contract provides for the Company to receive an approximate $1.1 million fixed fee for programming services payable initially in cash up to $640,000 as programming services are performed and then by a $460,000 non-interest bearing note with an estimated fair value of approximately $370,000 using an estimated implied interest rate of 8.75%. The note will be paid in equal monthly installments of $7,666 over the 5 year life of the contract. The note is collateralized by the proceeds of the cancellation provisions within UICI Administrators' contract with the unrelated third party. The Company recorded approximately $324,000 in programming revenues under this contract during the nine months ended September 30, 1999. The Company's arrangement with UICI Adminsitrators provides for the Company to receive its customary software licensing and processing fee over the term of the contract.

HMA, an entity owned by Ronald L. Jensen, provides a significant number of services to UICI Administrators, which is a customer of the Company. HMA was formed by Mr. Jensen in July 1997. Along with UICI Administrators, HMA experienced significant operating losses in 1998. The Company had advanced approximately $1.1 million to HMA under a written promissory note dated April 30, 1998, that bore interest at prime plus 2% and was payable on demand upon 30 days prior notice. The entire balance of the note was repaid during August 1998.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

Winterbrook VSO (VSO), an entity owned by Ronald L. Jensen, provides certain sales and marketing services for the Company's imaging and electronic data capture services pursuant to a verbal brokerage agreement that expired June 30, 1997. Under the agreement, VSO receives a commission computed on the amount of recurring license fees under client contracts that VSO brokered on behalf of the Company. During 1996 and 1997, the Company advanced funds to VSO against future commissions to be earned by VSO under the brokerage agreement. The advances were not made pursuant to a written promissory note and did not bear interest. The outstanding balance of the advances was approximately $100,000 and $90,000 as of December 31, 1996 and 1997, respectively. The Company paid VSO, or offset against the outstanding balance of any advances, as applicable, fees aggregating approximately $34,000, $132,000 and $191,000 for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, the balance of commissions owed to VSO was approximately $42,000. Mr. Jensen purchased VSO from UICI in July 1997.

Matrix Telecom, Inc. (Matrix) (formerly known as Avtel Communications, Inc.), a telephone company in which Ronald L. Jensen and his five adult children own a controlling interest, provides telephone services to the Company pursuant to a written agreement. This agreement was for a one-year term expiring June 13, 1998 with automatic monthly renewal provisions thereafter, subject to 30 days' notice of non-renewal. Management intends to allow this agreement to renew automatically for the foreseeable future. For the years ended December 31, 1997 and 1998, the Company paid Matrix approximately $46,000 and $132,000 respectively under the agreement.

National Capital Administrative Services, Inc. (NCAS), a customer of the Company, was a shareholder of the Company until December 1996. The Company has a written, annually renewable contract with NCAS pursuant to which NCAS licenses certain of the Company's workflow and business applications. For the year ended December 31, 1996, NCAS accounted for approximately $3.0 million of the Company's total revenues, which represent approximately 24% of the Company's total revenue for that period.

5. Property and Equipment

Property and equipment, at cost, consist of the following (in thousands):

                                                    Useful Lives               December 31,
                                                       (Years)            1997               1998
                                                    ------------        -------          ---------
        Computer equipment                              3 - 5           $ 8,927           $ 12,100
        Office furniture and equipment                  5 - 7             1,505              1,748
        Computer software                               3 - 5             1,739              1,978
        Leasehold improvements                          3 - 5               816              1,041
        Less accumulated depreciation                                    (9,015)           (10,880)
                                                                        -------          ---------
                                                                        $ 3,972          $   5,987
                                                                        =======          =========

Accumulated depreciation at September 30, 1999 amount to $12.4 million (unaudited).

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


6. Intangible Assets

The Company's intangible assets at December 31, 1996, resulted from the application of purchase accounting to the acquisition price paid by UICI for IIS on August 1, 1996. The excess consideration paid by UICI over the fair value of the net tangible assets of IIS less minority interests determined at the date of acquisition of approximately $1.6 million was allocated initially to identifiable intangible assets with the remainder allocated to goodwill.

On May 1, 1998, the Company purchased the remaining 49% member interest in IIS for $1.65 million. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $453,000. The excess was allocated to intangible assets based on appraised values including $189,000 allocated to in-process research and development. The in-process research and development was expensed at the date of the acquisition. In addition to the consideration described above, the purchase of the remaining interest in IIS included annual earn-out payments through the year 2000 the majority of which was subject to a cumulative ceiling of approximately $1 million. On August 31, 1999, the Company exchanged a note receivable from the former shareholders of approximately $454,000 to settle a majority of the earn-out provision rights. The Company recorded the carrying value of the note receivable as additional purchase price on the settlement date, which amount is being amortized over the remaining useful life of the assets acquired.

Intangible assets consist of the following (in thousands):

                                                  Useful Lives             December 31,
                                                    (Years)             1997          1998
                                                  ------------         -----         -----
         Goodwill                                      20              $ 621         $ 621
         Customer base                                 10                265           377
         Work force                                     5                 61           115
         Less accumulated amortization                                  (105)         (193)
                                                                       -----         -----
                                                                       $ 842         $ 920
                                                                       =====         =====

Accumulated amoritization at September 30, 1999 amount to $270,000 (unaudited).

7. Stock Option Plans

UICI sponsors the Founders' Stock Option Plan pursuant to which UICI and the Company have granted stock options to certain key employees of the Company to purchase shares of the Company's Common Stock from UICI. Under the Founders' Stock Option Plan, UICI has made available for purchase an aggregate of 2,459,500 shares of Common Stock, representing 15% of the total number of shares of Common Stock held by UICI, at an exercise price of $1.80 per share. Options awarded under the plan vest ratably over a five-year period and expire 90 days after the last vesting date. The Founders' Stock Option Plan is administered by the Company's Board of Directors, which has the authority to determine who will receive stock options, the number of shares of Common Stock subject to such stock options and the terms, conditions, restrictions and limitations relating to an award of stock options, including the time and conditions of vesting and exercise.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7. Stock Option Plans (continued)

A summary of the Company's stock option activity is as follows:

                                                                 Number
                                                               of Shares
                                                              ----------
       Outstanding at December 31, 1996                                -
         Granted                                               2,066,000
         Forfeited                                                     -
                                                              -----------
       Outstanding at December 31, 1997                        2,066,000
         Granted                                                 393,500
         Forfeited                                              (198,000)
                                                              -----------
       Outstanding at December 31, 1998                        2,261,500
                                                              ===========

       Options exercisable at December 31,
         1997                                                          -
         1998                                                    443,200

No options were exercised during 1997 or 1998. Options outstanding at December 31, 1998 have a weighted-average remaining contractual life of 3.65 years. Under APB 25, because the exercise price of the Company's employee stock options equals the market value of the underlying stock on the date of grant, no compensation expense has been recognized.

Effective August 15, 1998, the Company's employees became participants in a UICI stock option plan pursuant to which UICI has granted stock options to purchase shares of UICI common stock to certain employees of the Company. There were 418,458 options granted to Insurdata employees, of which 44,456 have been forfeited as of December 31, 1998. Each option has an exercise price of $15; the options vest 20% each year beginning on August 15, 1999 and thereafter through year 2001 and 40% on August 15, 2002. These options are UICI obligations and have not been included in the Company's stock option information above. The exercise price of these options equaled the market price of UICI common stock on the date of grant. As such, no compensation expense has been recognized under APB 25.

On June 1, 1999 the Company's Board of Directors approved the Insurdata Incorporated 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan authorized management of the Company to grant to employees up to 2,500,000 options to purchase the Company's common stock. As of September 30, 1999, 271,000 options have been granted under the 1999 Plan. No compensation expense was recognized as all options under the 1999 Plan have been granted with an exercise price not less than the fair value of the common stock on the date of grant.

Pro forma information regarding net income required by Statement 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The weighted-average fair value per share of options granted by the Company in the Founders Stock Option Plan during 1997 and 1998 was $.41 and $.35, respectively. The weighted-average fair value per share of options in the UICI Stock Option Plan during 1998 was $3.06. The fair value of these options was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1998: risk-free interest rate of 6.7% in 1997 and 5.71% in 1998, a volatility factor of 0.38, no dividend yield and an expected life of four years.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

7. Stock Option Plans (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including, for publicly held companies, expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                         December 31     December 31
                                             1997           1998
                                         -----------     -----------
Pro forma net income                        $ 1,759       $ 1,587

8.   Income Taxes

The Company uses the liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Prior to December 31, 1997, the Company filed separate income tax returns. Commencing with the tax year ending December 31, 1997, the Company is included in the consolidated income tax returns of UICI.

The Company has a verbal tax sharing agreement with UICI. Under this agreement, except as described below, the Company remits payments to UICI or receives payments from UICI for tax expense or benefit computed as if the Company filed a separate income tax return. Based on this agreement, taxes payable at December 31, 1998, are primarily payable to UICI, not to the taxing authorities. As the parent of the Company and combined entities, UICI is responsible for making all federal income tax payments for the combined group. The Company's tax provision and related tax accounts have been prepared on a separate return basis.

Certain taxable income and losses related to IMS and IIS were included in UICI's consolidated tax return prior to the Company acquiring those entities. Subsequent to acquisition of those entities by the Company, such entities were subject to the Company's verbal tax sharing agreement with UICI. Consequently, prior to acquisition of such entities settlement of the related tax expense and benefits through the Company's tax sharing agreement did not occur. The resulting taxes payable or receivable are reflected in stockholder's equity as a distribution to UICI of $257,000, a contribution from UICI of $132,000 and a contribution from UICI of $216,000, for the years ending December 31, 1996, 1997 and 1998, respectively.

IMS and IIS are limited liability corporations (LLCs) which are treated as partnerships for federal income tax purposes. Accordingly, minority interests in the LLCs are determined before income tax expense or benefit associated with the income or loss of the LLC.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The components of the provision for income taxes are as follows (in thousands):


                                                      December 31
                                             1996         1997     1998
                                             -------   -------     ----
        Current:
           Federal                            $ 524    $   916     $535
           State                                 80        154      139
                                             -------   -------     ----
        Total current                           604      1,070      674

        Deferred:
           Federal                             (120)       104      172
           State                                (14)        21       34
                                             -------   -------     ----
        Total deferred                         (134)       125      206
                                             -------   -------     ----
        Total provision for income taxes     $  470    $ 1,195     $880
                                             =======   =======     ====

The effective income tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons (in thousands):

                                                      Year ended December 31
                                                     1996        1997   1998
                                                     -------  ------- ------
Income tax provision:
   Based upon the federal statutory rate              $374    $   979  $ 965
   State income tax, net of federal benefit             44        115    114
   Benefit associated with minority interest
     in loss of subsidiary                              54         73      6
   Research and development credit                       -          -   (124)
   Other                                                (2)        28    (81)
                                                     -----    ------- ------
                                                      $470    $ 1,195  $ 880
                                                     =====    ====== =======

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The Company's deferred tax assets and liabilities consist of the following (in thousands):

                                                            December 31
                                                           1997     1998
                                                         ------    -----
     Deferred tax assets:
        Excess of book over tax depreciation             $   57    $  57
        Basis in limited liability companies                222       81
        Phantom stock compensation                          549      392
        Intangibles                                           -      145
        Other                                                 5        -
                                                         ------    -----
     Total deferred tax assets                              833      675

     Deferred tax liabilities:
       Software development costs capitalized               514      562
                                                         ------    -----
     Total deferred tax liabilities                         514      562
                                                         ------    -----
     Net deferred tax assets                             $  319    $ 113
                                                         ======    =====

9. Lease Commitments

The Company leases equipment under capital leases and leases its headquarters and certain other facilities under operating leases. Minimum noncancelable lease payments required under operating and capital leases for the years subsequent to December 31, 1998, are as follows (in thousands):

                                                         Operating   Capital
                                                           Leases    Leases
                                                         ---------- ---------

        1999                                                $1,463      $230
        2000                                                   788       230
        2001                                                   166       206
        2002                                                    66        17
                                                         ---------- ---------
        Total                                               $2,483       683
        Less amount representing interest                                (95)
                                                                    ---------
        Present value of minimum lease payments                          588
           Less current portion                                         (179)
                                                                    ---------
                                                                        $409
                                                                    =========

Rent expense totaled approximately $525,000, $884,000 and $1,367,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

10. Employee Benefit Plans

The Company adopted the Insurdata Incorporated 401(k) and Profit Sharing Plan (the Insurdata Plan) on July 1, 1988, for the benefit of employees meeting certain age and service requirements. The Insurdata Plan provided for a Company match of up to 25% of the employee contributions up to a maximum of 2% of eligible employee compensation. Employee and employer contributions to the Plan were discontinued effective April 1, 1997, when the Company switched to a plan offered by its parent company, UICI. Employer matching contributions to the Insurdata Plan amounted to $11,000 and $3,000 for the years ended December 31, 1996 and 1997, respectively.

Effective April 1, 1997, eligible employees of the Company became participants in the UICI Employee Stock Ownership Plan (the Plan). On January 1, 1998, the Plan was converted to the UICI Employee Stock Ownership and Savings Plan, which is a combination ESOP/401(k) plan. Under the Plan, the Company contributed 3% of qualified salary up front and matched 50% of employee contributions up to 6% of eligible employee compensation. All Company contributions are invested in UICI common stock. Employer contributions to the ESOP were $353,000 and $600,000 for the years ended December 31, 1997 and 1998, respectively.

Effective January 1, 1997, the Company began participating in the UICI Special Total Ownership Plan (the STOP Plan). Under the STOP Plan, UICI makes periodic discretionary contributions to a trust on behalf of employees of UICI and its subsidiaries, including the Company. The plan invests 100% of these Company contributions in UICI common stock. The Company recorded compensation expense of $126,000 and $44,000 related to the STOP Plan for the years ended December 31, 1997 and 1998, respectively.

In 1992, the Company adopted the Insurdata Incorporated Key Person Award Program (the KPA Plan), which provided for profit sharing and phantom stock awards for certain key employees of the Company. Except for ongoing payments associated with awards of phantom stock, the KPA Plan terminated on December 31, 1996.

Under the plan, shares of phantom stock could be redeemed for cash under certain circumstances, including termination of employment, with payment occurring in one lump sum without interest or, at the election of the Company, in a maximum of five equal annual installments, with interest at the lower of the prime rate or 10%. All shares of phantom stock awarded under the plan were redeemed by the holders thereof at a market price of $1.80 per share effective December 31, 1996. Payment of the cash value is being made by the Company in five equal annual installments, including interest. The long-term phantom stock liability is approximately $1.4 million, $1.1 million and $.7 million at December 31, 1996, 1997 and 1998, respectively. The current phantom stock liability is approximately $.4 million at December 31, 1996, 1997 and 1998.

The Company awarded a total of 1,050,000 shares of phantom stock under the KPA Plan. The Company recognized compensation expense for profit sharing of approximately $172,000 during the year ended December 31, 1996, under the KPA Plan. The Company recognized compensation expense for phantom stock awards of approximately $360,000 during the year ended December 31, 1996, under the KPA Plan.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

10. Employee Benefit Plans (continued)

Upon the acquisition of IIS by UICI in August 1996, the management of IIS was granted a 5% interest in IIS to be earned over a two-year period. The Company has recorded the related unearned compensation as a reduction of stockholder's equity. Compensation expense recorded for this agreement was $61,000, $147,000 and $86,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

11. Year 2000 Issue (Unaudited)

Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. If not corrected, such computer applications could fail or create erroneous results. The problems associated with this issue could appear in hardware, operating systems and other software programs.

The Company is continuing its assessment of Year 2000 issues and taking steps to prevent these issues from adversely affecting its future operating results. This readiness process included the formation of a task force to determine which functionality may be affected, performing remediation as necessary, developing test procedures and recording results.

In addition to evaluating its own systems for Year 2000 compliance, the Company is also communicating with its significant suppliers and customers to determine the extent to which interfaces with such entities are vulnerable to Year 2000 issues and the extent to which any products or services purchased by or from, or internal systems of, such entities are vulnerable to Year 2000 issues.

The Company's proprietary software used to deliver services to its customers is designed to be Year 2000 compliant, and management believes them to be so, without material deviation. The task force is performing ongoing inquiries with respect to the Year 2000 readiness of its material third-party vendors. While the task force's current assessment does not suggest it, due to uncertainties associated with third-party vendors being Year 2000 compliant, the Company is unable to predict whether a material adverse effect on business, results of operations or financial condition may result.

With the installation of a Year 2000 system upgrade completed prior to September 30, 1999, the Company believes that all internal financial systems are Year 2000 compliant. The task force completed development of a formal Contingency Plan to include facilities, additional support requirements and data retrieval prior to December 31, 1999.

The readiness effort by the task force has been conducted in the ordinary course of business and has been funded out of operations. The impact on 1998 is insignificant and the impact on 1999 is expected to be less than $125,000.

                     Insurdata Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

12. Subsequent Events  (Unaudited)

Effective October 1, 1999, the Company sold certain assets used in providing benefits administration services, namely its IA division, to a subsidiary of UICI for a sales price of approximately $459,000 in cash. The price approximated the Company's net book value at the time of the sale.

Effective October 1, 1999, the company sold its 100% member interest in IMS to a subsidiary of UICI for a sales price of $171,337 in cash. The price approximated the Company's net book value at the time of the sale.

On December 6, 1999, the Company signed a merger agreement with HealthAxis.com, Inc. (HealthAxis), whereby the Company's shareholders agreed to exchange their 100% ownership of the Company for an ownership interest in the combined entity. HealthAxis will be the surviving entity of the merger. HealthAxis is a web-based retailer of health insurance products and related consumer services. It is anticipated that the merger will be treated as a Tax-Free Reorganization within the meaning of Section 368 (a) of the Internal Revenue Service Code. Closing of the transaction occurred on January 7, 2000.



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